Exhibit (a)(2)(iv)

SCHEDULE A

SERIES AND CLASSES

As of May 18, 2011

Series	Classes
AQR Diversified Arbitrage Fund	Class I and Class N
AQR Emerging Markets Fund	Class Y, Class I and Class N
AQR Global Equity Fund	Class Y, Class I and Class N
AQR International Equity Fund	Class Y, Class I and Class N
AQR International Small Cap Fund	Class Y, Class I and Class N
AQR Equity Plus Fund	Class I and Class N
AQR Small Cap Core Fund	Class I and Class N
AQR Small Cap Growth Fund	Class I and Class N
AQR Momentum Fund	Class L
AQR Small Cap Momentum Fund	Class L
AQR International Momentum Fund	Class L
AQR Managed Futures Strategy Fund	Class I and Class N
AQR Risk Parity Fund	Class I and Class N
AQR Multi-Strategy Alternative Fund	Class I and Class N